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                                                                      Exhibit F

                               POWER OF ATTORNEY

   KNOWN ALL PERSONS BY THESE PRESENTS that Harvey M. Schwartz does hereby make, constitute and appoint each of Gregory K. Palm, Esta E. Stecher, Kenneth
L. Josselyn, Roger S. Begelman, Beverly L. O'Toole, Benjamin J. Rader and Laura
E. Salvatori, acting individually, his true and lawful attorney-in-fact to execute, deliver and file in his name and on his behalf, as attorney-in-fact for the Covered Persons under Section 6.3 of the Shareholders' Agreement, effective as of January 15, 2015 (as it may be amended from time to time, the "Shareholders' Agreement"), among The Goldman Sachs Group, Inc. and the persons named therein, any and all filings the undersigned may make on behalf of the Covered Persons with the Securities and Exchange Commission pursuant to
Section 6.3 of the Shareholders' Agreement, giving and granting unto each said attorney-in-fact power and authority to act pursuant to said Section 6.3 as fully and to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

   This power of attorney shall remain in full force and effect until either revoked in writing by the undersigned (or another member of the Shareholders' Committee under the Shareholders' Agreement) or until such time as the person or persons to whom this power of attorney has been hereby granted cease(s) to be employed by The Goldman Sachs Group, Inc. or one of its affiliates.

   IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 2, 2016.

                                                  /s/ Harvey M. Schwartz
                                                  ------------------------------
                                                  Harvey M. Schwartz